Exhibit 99.1

Zion Oil & Gas Newsletter

Thursday, March 28, 2013

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Dear Shareholder and/or Friend of Zion:

This is an update of noteworthy events that have occurred since our last newsletter. In between updates, you should consult all of our SEC filings, press releases, and website to keep up with company developments.

Recent Israel Trip

In February 2013, John Brown, Dr. Lee Russell, and I traveled to Israel to meet with the Israeli Petroleum Commissioner, Alexander Varshavsky and other Ministry officials, regarding a variety of strategically important company issues. Joining us at the meeting were Dr. Yehezkel “Charlie” Druckman (Board Director and Technical Advisory Group Co-Chair), Ilan Sheena (Chief Financial Officer), Glen Perry (Engineering and Operations Consultant), and Jeffrey Moskowitz (Israeli outside counsel).

Among other things, we discussed our plans to submit an application for a brand new license area.

Newly Designated VP of Israel Exploration

Dr. Yehezkel “Charlie” Druckman, on our Board of Directors since 2005, is our newly named Vice President of Israel Exploration (replacing the retiring Dr. Kashai). He will also serve as our Management Liaison and Representative to Israel’s Petroleum Commission. Dr. Druckman was the Petroleum Commissioner for the State of Israel from 1995-2004, where he supervised the licensing of petroleum rights both onshore and offshore Israel. He is a PhD petroleum geologist with over 40 years of petroleum industry experience. Dr. Druckman graduated from the Hebrew University in Jerusalem with BSc, MSc and PhD degrees in Geology and he is a member of the American Association of Petroleum Geologists and the Geological Society of Israel.

Dr. Yehezkel “Charlie” Druckman

Future Exploration Plans

In evaluating our seismic and geologic database, we have identified areas of potential petroleum exploration interest that are outside our current license areas. We are in the process of applying to the Israel Petroleum Commissioner for a new petroleum exploration license that is contiguous with and directly abuts our existing Jordan Valley License area and extends westward to the Megiddo Valley (and includes the Jezreel Valley). We intend to submit and present our application for the Megiddo-Jezreel License to the Petroleum Commissioner in April 2013. If the new license is granted, we will still need to acquire new seismic data and other geological information before we can identify and recommend the site of our next exploratory well in the Megiddo-Jezreel License.

Operations

Asher-Menashe License (Elijah #3 re-entry well)

In early November 2012, we re-entered our Elijah #3 well for a second time to acquire new geological information (reservoir pressure and formation fluids data) to better evaluate the hydrocarbon potential of a shallower zone that Zion penetrated while drilling the well in 2009/2010.

We have reconsidered our prior decision to not pursue additional exploration activities at the Elijah #3 well. Even after the 2012 re-entry operations during which we collected and analyzed large amounts of data, we are left with unresolved questions regarding the overall effect of leaving the borehole filled with overbalanced mud for 2½ years after we suspended drilling operations in February 2010 until we re-entered the well in the summer of 2012. It is possible that any oil or gas migrating from offshore may have been flushed away from the borehole by the overbalanced mud over the 2½ years the well sat idle. Therefore, Zion will seek the final one-year extension of the Asher-Menashe License beyond its scheduled expiration of June 9, 2013 in order to conduct additional in-well testing operations at the Elijah #3 well and/or other needed activities.

We also continue to evaluate potential hydrocarbon leads in other parts of our Asher-Menashe License.

Jordan Valley License

We recently identified a Cretaceous lead in the southern portion of our existing Jordan Valley License as we reassessed our existing seismic data in preparation for submitting our new Megiddo-Jezreel License application. We have a renewed sense of excitement about the possibility of this lead developing into a drillable prospect but we need more seismic data and time to explore this.

Key Employee Retirement

While in Israel, we bid a bittersweet farewell to a dear friend and colleague as he retired from Zion Oil and Gas. Dr. Eliezer Kashai, Zion’s VP of Israel Exploration and Chief Geologist, has been a longtime and faithful employee who decided to take “early retirement” at the age of 90! Our Israel office staff had a farewell luncheon with Dr. Kashai, his wife and friends. We will indeed miss Dr. Kashai’s keen geologic mind and ready wit but we wish him a wonderful retirement.

Dr. Eliezer Kashai and John Brown

Direct Stock Purchase Plan

Yesterday, March 27, 2013, we launched a Dividend Reinvestment and Common Stock Purchase Plan (the Plan) that offers, among other things, to new investors and existing stockholders a convenient and inexpensive method to purchase shares of our common stock directly from Zion, without a brokerage commission, for a minimum investment of only $250 for new investors. NASDAQ has reviewed the plan and expressed no objections and Zion’s Board of Directors has approved the Plan. Investors will be able to initiate the transaction through our website. We issued a press release yesterday explaining the Plan. Click here to see the press release.

For full details of the offering please review the prospectus supplement (that contains a description of the rights offering and other information) that we filed with the Securities and Exchange Commission. The prospectus supplement is available on our website or if you click here.

Annual Shareholder Meeting

We would like to provide advance notice of Zion’s Annual Shareholder Meeting which will be held on Tuesday, June 11, 2013 in Dallas, Texas at The Westin Galleria Hotel.

"And I will bless them that bless thee..."

Genesis 12:2-3

Victor G. Carrillo

President and COO

Zion Oil & Gas

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, the presence or recoverability of hydrocarbons in our license areas, plans to apply for new exploration licenses and the likelihood of being awarded these licenses, results of additional in-well testing in the Asher-Menashe License area, the likelihood that we will be awarded the application that we intend to file for a new license area, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

Website: www.zionoil.com

Brittany Russell (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466